Exhibit 14.1

                          DIGITAL DESCRIPTOR SYSTEMS, INC.

             Code of Ethics for Directors, Senior Executive, Financial
                              and Accounting Officers

      This Code of Ethics for Directors, Senior Executive, Financial and Accounting Officers (the "Code of Ethics") is intended to apply to the directors, principal executive officer, principal financial officer, principal accounting officer and controller or any person performing similar functions of Digital Descriptor Systems, Inc. (the "Company"). References in this Code of Ethics to the Company means the Company or any of its direct or indirect subsidiaries.

I.    Purpose of Code of Ethics

      The purpose of this Code of Ethics is to promote the honest and ethical conduct of the senior executive, financial and accounting officers or any person performing similar functions (collectively the "employees," herein) and the directors of the Company, including:

o the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

o full, fair, accurate, timely and understandable disclosure in periodic reports and documents required to be filed by the Company and in other public communications made by the Company;

o     compliance with all applicable governmental rules and regulations;

o     prompt internal reporting of violations of this Code of Ethics; and

o     accountability for adherence to this Code of Ethics.

II.   Interpretation

      Many of the policies and restrictions set forth in this Code of Ethics apply to family members of employees and directors. For these purposes, a member of an employee's or director's family shall include a spouse, parents, stepparents, in-laws, siblings, children, stepchildren, whether by blood, marriage or adoption and any other person residing in the employee's or director's residence.

      This Code of Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide the employees and directors of the Company. In general, as an employee or director of the Company, you must conduct yourself in accordance with this Code of Ethics and seek to avoid even the appearance of improper behavior.
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      If you are in a situation which you believe may violate or lead to a violation of this Code of Ethics, you must first consult the Chief Financial Officer of the Company. If the Chief Financial Officer is unable to resolve your situation due to a conflict of interest or is otherwise unable to assist you, please consult the Audit Committee of the Board of Directors. If the Audit Committee is unable to resolve your situation due to a conflict of interest or is otherwise unable to assist you, please consult the Chairman of the Board of Directors or any other member of the Board.

III.  Conflicts of Interest; Corporate Opportunities

      Conflicts. No employee or director shall, directly or indirectly, engage or participate in, or authorize, any transactions or arrangements involving, or raising questions of, possible conflict, whether ethical or legal, between the interests of the Company and the personal interests of the employee or director or his or her family.

      Corporate Opportunity. No employee or director shall take for himself or herself personally any opportunity that arises through the use of corporate property, information or position or shall use corporate property, information or position for personal gain.

      Ownership of Interest in Other Entities. No employee, director or any member of his or her family shall, directly or indirectly, acquire or hold any beneficial interest of any kind in any firm or entity that does, or in the last 12 months did, business with the Company (unless previously approved by the Audit Committee of the Board of Directors), or in any firm or entity which is currently or prospectively competing in any manner with the Company. This prohibition shall not apply to the acquisition or holding of any security through a mutual fund or of any interest not in excess of 1% of any class of securities listed on a national securities exchange or traded in an established over-the-counter securities market. Activities and holdings that have the appearance of impropriety are also to be avoided.

      Gifts. No employee, director or any member of his or her family shall, directly or indirectly, seek, accept or retain gifts or other personal or business favors from any vendor, supplier or customer of the Company or from any individual or organization seeking to do business with the Company. A personal benefit means any type of gift, gratuity, use of facilities, favor, entertainment, service, loan, fee or compensation or anything of monetary value. Specific exceptions to this prohibition will be made if there is no reasonable likelihood of improper influence in the performance of duties on the part of the employee or director on behalf of the Company and if the personal benefit falls into one of the following categories:

o normal business courtesies, such as meals, involving no more than ordinary amenities;

o paid trips or guest accommodations in connection with proper Company business and with the prior approval of the Chief Financial Officer;

o fees or other compensation received from any organization in which membership or an official position is held only if approved by the Chief Financial Officer;
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o     loans from financial institutions made in the ordinary course of their business on customary terms and at prevailing rates;

o     gifts of nominal value during the holiday season; or

o business entertainment that is reasonable in nature, frequency and cost, such as, an occasional athletic, social or cultural event, or participation in corporate promotional events.

      Each employee and director should make every effort to refuse to accept, or to return, any gift or gifts from a supplier, customer or other business partner exceeding $200 in value. If such individual determines that the donor would be insulted or embarrassed if the gift is refused or returned, a conflict can nevertheless be avoided by promptly reporting the gift to the employee's superior (or in the case of a director, to the Audit Committee) and delivering to the employee's superior (or in the case of a director, to the Audit Committee) the gift or a check payable to the Company for the fair value of the gift (which the Company will donate to charity).

      Competition with the Company. No employee, director or any member of his or her family may compete with the Company. No employee, director or any member of his or her family may serve as a director, officer, employee of or consultant to a competitor, vendor, supplier or other business partner of the Company without the prior written approval of the Chief Financial Officer or in the case of a director, the Audit Committee.

      Conduct of Business with Others. No employee, director or any member of his or her family who directly or indirectly owns a financial interest in, or has an obligation to, a competitor, supplier, customer or other business partner of the Company, which interest or obligation is significant to such employee, director or family member may conduct business (on behalf of the Company) with such entity or person without the prior written approval of the Chief Financial Officer.

      Broker, Finder, etc. No employee, director or any member of his or her family may act as a broker, finder or other intermediary for his or her benefit or for the benefit of any third party in a transaction involving the Company without the prior written approval of the Chief Financial Officer.

IV.   Proper Accounting and Financial Integrity; Accurate Periodic Reports

      Books, Records and Accounts. All transactions must be executed only in accordance with management's general or specific authorization. The Company's books, records and accounts must reflect, accurately and fairly and within the Company's regular system of accountability, all of the Company's transactions and the acquisition and disposition of its assets. All transactions shall be accurately recorded to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied and other applicable rules, regulations and criteria, and to insure full accountability for all assets and activities of the Company. Under no circumstances shall there be any unrecorded funds or assets of the Company, regardless of the purposes for which such fund or asset may have been intended, or any improper or inaccurate entry, knowingly made on the books and records of the Company. No payment on behalf of the Company shall be approved or made with the intention or understanding that any part of such payment is to be used for a purpose other than that described by the documents supporting the payment.
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      To ensure the accuracy of all periodic and other reports prepared by the
Company, the Company's books, records and accounts shall be maintained in accordance with the following additional guidelines:

o All Company accounting records, as well as reports produced from those records, must be kept and presented in accordance with the laws of each applicable jurisdiction.

o All records must fairly and accurately reflect the transactions or occurrences to which they relate.

o All records must fairly and accurately reflect in reasonable detail the Company's assets, liabilities, revenues and expenses.

o The Company's accounting records must not contain any intentionally false or intentionally misleading entries.

o No transaction may be intentionally misclassified as to accounts, departments or accounting periods.

o All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

o No information may be concealed from the internal auditors or the independent auditors (or the Audit Committee or Board of Directors).

o Compliance with Generally Accepted Accounting Principles and the Company's system of internal accounting controls is required at all times.

      Disclosure. Full, fair, accurate, timely and understandable disclosure in our periodic reports filed with the SEC is required by law, the SEC and essential to our continued success. All employees and directors who are involved in the Company's disclosure process, are responsible for acting in furtherance of this requirement. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company's independent auditors. In addition, any employee or director who has a supervisory role in the Company's disclosure process has an obligation to discharge his or her responsibilities diligently.
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      Compliance with Internal and External Auditor. All employees and directors must cooperate fully with the Company's internal audit staff, independent auditors and counsel to enable them to discharge their responsibilities to the fullest extent.

V.    Compliance with Laws, Rules and Regulations

      Recognition of the public interest must be a permanent commitment of the Company in the conduct of its affairs. The activities of the Company and all of its employees and directors, acting on its behalf must always be in full compliance with both the letter and spirit of all laws, rules and regulations applicable to our business. Furthermore, no employee or director should assist any third party in violating any applicable law, rule or regulation. This principle applies whether or not such assistance is, itself, unlawful. All employees and directors must respect and obey the laws of the cities, states and countries in which we operate and avoid even the appearance of impropriety. When there is a doubt as to the lawfulness of any proposed activity, advice must be sought from the Chief Financial Officer.

      Violation of applicable laws, rules or regulations may subject the Company, as well as any employees and directors involved, to severe adverse consequences, including imposition of injunctions, monetary damages (which could far exceed the value of any gain realized as a result of the violation, and which may be tripled in certain cases), fines and criminal penalties, including imprisonment. In addition, actual or apparent violations of applicable laws, rules and regulations by the Company or its employees and directors can undermine the confidence of the Company's customers, investors, creditors and bankers, as well as that of the general public. Employees and directors who fail to comply with this Code of Ethics and applicable laws will be subject to disciplinary measures up to and including termination of employment (or removal from the board in the case of a director) from the Company.

VI.   Fair Dealing

      The Company seeks success only through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each employee and director should endeavor to deal fairly with the Company's customers, clients, service providers, suppliers, competitors and employees. No employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.
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      All employees and directors must deal with the Company's customers, suppliers, service providers, competitors and employees without regard to race, color, religion, sex, national origin, sexual orientation, age, disability, military service or marital status.

VII.  Compliance and Enforcement of Policy

      Communication of Policy. Communication of the policies contained in this Code of Ethics will be made to all applicable employees and directors of the Company who will be required to sign the attached Acknowledgement of Receipt and Understanding at least annually.

      It is important that each employee and director comply not only with the letter but, equally importantly, the spirit of these policies. If you believe that one of the Company's employees or directors is acting in a manner that is not in compliance with this policy, or that you have been requested to so act in such a manner, you should immediately bring this matter to the attention of the Chief Financial Officer. In order to encourage uninhibited communication of such matters, such communications will be treated confidentially to the fullest extent possible and no disciplinary or other retaliatory action will be taken against an employee or director who communicates such matters.

      [Employees and directors must read the Company's Whistleblower Policy, which describes the Company's procedure for the receipt, retention and treatment of complaints received by the Company regarding accounting, financial reporting, ethics and fraud concerns.]

      Investigation of Suspected Violations. The office of the Chief Financial Officer will monitor all complaints [(except as otherwise provided in the Company's Whistleblower Policy)] received by the Company. The Chief Financial Officer or a person reporting directly or indirectly to the Chief Financial Officer will maintain a log of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary of the status of all pending complaints that will be provided to the Company's board of directors.

      It is the expectation of the Company that, in the normal course, the office of the Chief Financial Officer, the Chief Executive Officer, or a designee will conduct an investigation of suspected violations of this Code. You are expected to cooperate in the investigation of reported violations. When practical and appropriate under the circumstances, and in order to protect the privacy of the persons involved, those people investigating the suspected violation will attempt to keep confidential the identity of someone who reports a suspected violation or who participates in the investigation. There may be situations, however, when this information must be disclosed as part of our investigation.

         Our board of directors has ultimate responsibility for final interpretation of this Code of Ethics and for determining whether any violations of this Code have occurred.

      Compliance. Any questions regarding this Code of Ethics or its application should be discussed with the Chief Financial Officer and/or the Human Resources Department. The Company shall consistently enforce this Code of Ethics through appropriate means of discipline. Conduct violative of this Code of Ethics is expressly outside the employee's scope of employment and outside the director's responsibilities. Any employee or director whose conduct violates this Code of Ethics will be subject to disciplinary action by the Company, including, in the Company's discretion, discharge and/or forfeiture of any benefits or rights (including contractual rights) which, under applicable law, are forfeitable upon discharge for cause, and to the enforcement of such other remedies as the Company may have under applicable law.
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VIII. Amendments to and Waivers of the Code of Ethics

      Any amendment to or waiver of this Code of Ethics will be made only by the Board of Directors in writing and will be promptly disclosed as required by law or by any applicable rules and regulations of any securities exchange or securities quotation system on which the Company's securities are listed or quoted.

                                       * * *

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                    Acknowledgement of Receipt and Understanding
                                         of
                          DIGITAL DESCRIPTOR SYSTEMS, INC.

             Code of Ethics for Directors, Senior Executive, Financial
                              and Accounting Officers

      I hereby acknowledge that I have been provided with Digital Descriptor Systems, Inc.'s Code of Ethics. I further acknowledge that I have read the Code of Ethics in its entirety and that I understand it. I agree to observe the policies and procedures contained in the Code of Ethics and have been advised that, if I have any questions or concerns relating to such policies or procedures, I should discuss them with the Chief Financial Officer and/or the Human Resources Department. I understand that failing to abide by Digital Descriptor Systems, Inc.'s Code of Ethics could lead to disciplinary action up to and including termination of employment. I also understand that no one other than the Board of Directors has the authority to waive any provision of the Code of Ethics and that any waiver must be in writing.

My signature below indicates my understanding of Digital Descriptor Systems, Inc.'s Code of Ethics and my agreement to abide by the policies and procedures contained therein.

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Employee/Director Signature              Date

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